UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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aQuantive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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821 Second Avenue, Suite 1800
Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, May 25, 2005

DEAR AQUANTIVE SHAREHOLDER:
      On Wednesday, May 25, 2005, aQuantive, Inc. will hold its 2005 Annual Meeting of Shareholders at the Renaissance Madison Hotel, located at 515 Madison Street, Seattle, WA 98104. The Annual Meeting will begin at 9:00 a.m. Only shareholders who owned common stock at the close of business on March 28, 2005, may vote at the Annual Meeting or any adjournments that may take place. At the Annual Meeting we will ask you to:

•	elect three Directors to hold office for the term as described in the attached Proxy Statement; and

•	transact any other business properly presented at the meeting.
      Your Board of Directors recommends that you vote in favor of the election of Directors as described in the Proxy Statement.
      At the Annual Meeting we will also report on the 2004 business results of aQuantive and other matters of interest to shareholders.
      To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

By Order of the Board of Directors,

Linda A. Schoemaker
Senior Vice President, General Counsel and
Corporate Secretary
Seattle, Washington
April 15, 2005

AQUANTIVE, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The Board of Directors of aQuantive, Inc. (“aQuantive”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the aQuantive 2005 Annual Meeting of Shareholders. The Annual Meeting will be held on Wednesday, May 25, 2005, at the Renaissance Madison Hotel, located at 515 Madison Street, Seattle, WA, 98104, at 9:00 a.m. aQuantive intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about April 15, 2005.
Record Date and Outstanding Shares
      Only shareholders who owned common stock of aQuantive at the close of business on March 28, 2005, the record date for the Annual Meeting, may vote. At that date, there were 62,920,725 issued and outstanding shares of common stock.
Quorum
      A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.
Revocability of Proxies
      If you give your proxy card to aQuantive, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of aQuantive in writing before the Annual Meeting;

•	delivering to the Secretary of aQuantive before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.
Voting
      You are entitled to one vote for each share of common stock you hold. For the election of Directors, the three Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of Directors. Abstentions from voting on the election of Directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. Because brokers and other nominees who hold shares for the accounts of their clients generally have discretionary authority to vote such shares with respect to the election of Directors in the absence of voting instructions from their clients, there will not be any “broker nonvotes” on this matter.
      If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. aQuantive is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares. Please note that if you own shares through a bank or brokerage firm account and you wish to vote in person at the meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.
Solicitation of Proxies
      Proxies may be solicited by certain of aQuantive’s Directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. aQuantive will bear any costs relating to such solicitation of proxies. In addition, aQuantive may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.
PROPOSAL 1:
ELECTION OF DIRECTORS
      In accordance with our Bylaws, effective as of the Annual Meeting the Board of Directors has fixed the number of Directors constituting the Board at eight. The Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. At the 2005 Annual Meeting, three Directors will be elected to hold office until the 2008 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. The Board of Directors has proposed that the following nominees be elected at the Annual Meeting: Nicolas Hanauer, who currently serves as Chairman of the Board, Brian McAndrews, Chief Executive Officer and a Director, and Jack Sansolo, who currently serves as a Director of aQuantive. The names of Directors whose terms will continue after the annual meeting are also listed below. No family relationship exists among any of the Company’s Directors or executive officers. No arrangement or understanding exists between any Director or executive officer and any other person pursuant to which any Director was selected as a Director or executive officer.
      Unless otherwise instructed, persons named in the accompanying proxy will vote for these nominees. Although aQuantive anticipates that these nominees will be available to serve as Directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee or nominees.
The Board of Directors recommends a vote “FOR” approval of this proposal.
Nominees for the Board of Directors for Three-Year Terms
      Nicolas J. Hanauer, age 45, a co-founder of aQuantive, has served as our Chairman of the Board since June 1998 and as a Director since aQuantive was incorporated in February 1998. He also served as our Chief Executive Officer from June 1998 to September 1999. Since February 2000, Mr. Hanauer has served as a partner with Second Avenue Venture Partners, a venture capital and management consulting firm, which he co-founded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, until its merger with Overstock.com in 2001. In addition, since 2001, Mr. Hanauer has been Co-Chairman and CEO of Pacific Coast Feather Company, a pillow and bedding manufacturing company. From 2000 to 2001, Mr. Hanauer was the Chief Strategy Officer of Pacific Coast Feather Company, and from 1990 to 2000, Mr. Hanauer served as their Executive Vice President, Sales and Marketing. Mr. Hanauer holds a BA degree from the University of Washington. Mr. Hanauer currently serves as a director of HouseValues, Inc., Museum Quality Discount Framing, Inc., The Insitu Group, Inc. and Pacific Coast Feather Company. Mr. Hanauer is actively involved with various community and non-profit organizations, including the University of Washington Foundation, the Alliance for Education, the League of Education Voters, and the Seattle Downtown Association.
      Brian P. McAndrews, age 46, has served as our Chief Executive Officer and a Director since September 1999, and as our President since January 2000. From July 1990 to September 1999, Mr. McAndrews worked for ABC, Inc., a broadcasting and communications company, holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network; most recently he served as Executive Vice President and General Manager of ABC Sports. From 1984 to 1989, Mr. McAndrews served as a product manager for

General Mills, Inc., a consumer products manufacturer. He holds an MBA degree from Stanford University and a BA degree from Harvard University. Mr. McAndrews also serves as a member of the board of directors of Blue Nile, Inc., an online jewelry retailer, and as a member of the board of directors of the Advertising Research Foundation.
      Jack Sansolo, PhD, age 61, has served as one of our Directors since March 2002. In addition, from May 2002 until May 2004, Dr. Sansolo served as a member of our Advisory Board. Since November 2004, Dr. Sansolo has served as Senior Vice President and Chief Marketing Officer of Getty Images. From January 2001 to December 2004, Dr. Sansolo reopened Point A Consulting, a marketing, communications and advertising agency which he founded and previously operated from March 1993 to August 1996. From September 1996 to January 2001, Dr. Sansolo served as Executive Vice President, Global Brand Direction, for Eddie Bauer, Inc., a retailer of apparel and home furnishings. Dr. Sansolo holds a PhD degree from Harvard University and an AB degree from Hunter College.
Continuing Directors Whose Terms Expire in 2006
      Richard P. Fox, age 57, has served as one of our Directors since February 2003. Since October 2001, Mr. Fox has been a partner with RavenFire LLC, which provides consulting services to entrepreneurs and the financial services industry. From April 2000 to September 2001, he was an officer of CyberSafe, an IT security company, serving as President and Chief Operating Officer from January 2001 to September 2001. From April 1998 to February 2000, Mr. Fox was Vice President, Chief Financial Officer at Wall Data, an international enterprise software company. Mr. Fox spent 28 years with Ernst & Young LLP, last serving as managing partner of the Seattle office. He holds a BBA from Ohio University, an MBA from the Fuqua School of Business, Duke University, and is a CPA in Washington State. He serves on the Board of Directors of Premera Blue Cross, Flow International Corporation and Shurgard Storage Centers, Inc. Mr. Fox also is Treasurer and serves on the Board of Trustees of The Seattle Foundation, and on the Board of Visitors for the Fuqua School of Business, Duke University.
      Michael B. Slade, age 47, has served as one of our Directors since December 2002. Since February 2000, Mr. Slade has served as a partner with Second Avenue Partners, which he co-founded. From February 1993 to November 1998, Mr. Slade worked at Starwave Corp., an Internet and multimedia products company, serving as President and Chief Executive Officer from February 1993 to March 1997, and Chairman and Chief Executive Officer from March 1997 to November 1998. At Starwave, Mr. Slade launched ESPN.com, ABCNews.com and the Go.com network. From November 1992 to February 1993, Mr. Slade served as vice president of special projects for Asymetrix Corporation, an enterprise productivity solutions company. From May 1991 to November 1992, Mr. Slade served as Vice President, Marketing for NeXT Computer. From December 1990 until May 1991, he served as Vice President, Marketing for Central Point Software. Mr. Slade began his career at Microsoft Corporation in 1983 and spent seven years there in a variety of product marketing roles, including Director of Corporate Marketing in Microsoft’s systems software division. Mr. Slade holds an MBA degree from Stanford University and a BA degree from Colorado College. Mr. Slade currently serves on the boards of Argus Media, the Professional Bowlers Association and You Software, Inc.
Continuing Directors Whose Terms Expire in 2007
      Peter M. Neupert, age 49, has served as one of our Directors since February 2000. From July 1999 until October 2004, Mr. Neupert served as Chairman of the Board of Directors of drugstore.com, inc., an online retail store and information site for health, beauty, wellness, personal care and pharmacy products, and from July 1998 to April 2001, he served as drugstore.com’s President and Chief Executive Officer. From March 1987 to July 1988, Mr. Neupert served in various capacities at Microsoft Corporation, a software and technology company, most recently as Vice President of News and Publishing for its interactive media group. Mr. Neupert holds an MBA degree from Dartmouth College and a BA degree from Colorado College. Mr. Neupert currently serves as a Director of Cranium, Inc. In September 2003, Mr. Neupert was appointed by President George W. Bush to the President’s Information Technology Advisory Committee.

      Linda J. Srere, age 49, has served as one of our Directors since May 2004. She is currently a marketing and advertising consultant, and from January 2000 to November 2001 served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”), an advertising company and parent company of Young & Rubicam Advertising. From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Prior to joining Y&R, Ms. Srere was the Chairman of Earle Palmer Brown New York from 1992 to 1994, and President of Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992, both of which are advertising agencies. Ms. Srere currently serves as a Director of Electronic Arts, Inc., and Universal Technical Institute, Inc.
      Jaynie M. Studenmund, age 50, has served as one of our Directors since May 2004. She served as the Chief Operating Officer for Overture Services, Inc., an online search provider, from January 2001 through the company’s acquisition by Yahoo!, and until January 2004. From February 2000 to January 2001, Ms. Studenmund was President and Chief Operating Officer of PayMyBills.com, an internet bill management company. From 1997 to 1998, Ms. Studenmund served as Executive Vice President and head of Retail Banking at Home Savings of America. From 1996 to 1997, Ms. Studenmund served as an Executive Vice President and Head of Retail Banking at Great Western Bank. Both Great Western and Home Savings were acquired by Washington Mutual. From 1985 to 1996, Ms. Studenmund served as an Executive Vice President at First Interstate Bank of California (now Wells Fargo) in a variety of roles including Head of Retail Banking and Chief Marketing Officer. Ms. Studenmund holds an MBA degree from Harvard Business School and a BA degree from Wellesley College. Ms. Studenmund currently serves as a Director of Countrywide Bank, Western Asset, and Forest Lawn Memorial Parks. She is active in the community and serves on the boards of Huntington Memorial Hospital and Flintridge Preparatory School.
BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE
      During the last fiscal year, there were eight meetings of the Board of Directors. All incumbent Directors attended at least 75% of the Board meetings and the meetings of the committees on which they serve. The Board of Directors has determined that, with the exception of Brian P. McAndrews and Jack Sansolo, all of our current Directors are “independent” as defined by Nasdaq. The nonemployee Directors periodically meet without Mr. McAndrews in attendance. aQuantive does not have a specific policy regarding Director attendance at the annual shareholder meeting; however, we try to ensure that at least one independent Director is present at the annual meeting and available to answer any shareholder questions. Messrs. Hanauer, McAndrews and Sansolo were present at last year’s annual meeting.
      The Board of Directors has a compensation committee, an audit committee and a nominating and corporate governance committee. The current charters of each of these committees are available on the investor relations page of our Web site, www.aquantive.com. Also posted on that site is a description of the process for shareholders to send communications to the Board.
Compensation Committee
      The compensation committee’s duties include determining the compensation for our Chief Executive Officer based on an evaluation of performance in light of certain relevant goals and objectives, establishing and reviewing the compensation of our officers who report to the Chief Executive Officer, considering compensation plans for our executive officers, considering compensation for Board and Board committee service and carrying out other duties under our stock incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board. The current members of the compensation committee are Richard P. Fox, Peter M. Neupert and Linda J. Srere. The Board of Directors has determined that each committee member is independent under applicable Nasdaq rules. The compensation committee met four times during the last fiscal year.

Audit Committee
      The audit committee assists the Board of Directors in fulfilling its oversight responsibilities by, among other things:

•	reviewing the financial information to be provided to our shareholders and others;

•	reviewing the systems of internal controls that our management and the Board of Directors have established;

•	reviewing aQuantive’s audit process;

•	selecting, overseeing and, where appropriate, replacing our independent registered public accounting firm; and

•	reviewing and approving all related-party transactions.
      Each member of the audit committee must meet certain independence and financial literacy requirements. The current members of the audit committee are Richard P. Fox, Nicolas J. Hanauer, and Jaynie M. Studenmund. The Board of Directors has determined that each committee member is independent under applicable Nasdaq and Securities and Exchange Commission (SEC) rules. Furthermore, the Board of Directors has determined that Mr. Fox is an “audit committee financial expert” under applicable SEC rules. The audit committee met nine times during the last fiscal year.
Nominating and Corporate Governance Committee
      The nominating and corporate governance committee assists the Board of Directors by, among other things:

•	approving nominations and recommending to the Board candidates for all Directorships to be filled by the shareholders or the Board;

•	recommending Directors to fill seats on committees of the Board, and Directors to be designated as chairpersons of such committees;

•	recommending removal of Directors, subject to compliance with our Articles of Incorporation and Bylaws and applicable law, when such removal is warranted prior to the expiration of their terms of office;

•	developing Board membership criteria;

•	determining at least annually and reporting to the Board on the independence of Directors and the eligibility of Directors for Board committees pursuant to Nasdaq and SEC rules;

•	considering potential conflicts of interest and making appropriate recommendations if such are determined to exist.
      The current members of the nominating and corporate governance committee are Michael Slade and Linda J. Srere, both of whom the Board of Directors has determined are independent under applicable Nasdaq rules. The committee met two times during the last fiscal year.
Director Nominations and Qualifications
      The nominating and corporate governance committee will consider nominees for the Board of Directors recommended by shareholders, although the committee is not obligated to recommend such nominees to the Board. In accordance with our Bylaws, shareholders who wish to nominate a candidate must deliver written notice to the Company’s Secretary within the time frames specified in our Bylaws. With respect to the election of Directors at an annual meeting, notice must generally be delivered no fewer than 45 days and no more than 75 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting. The Bylaws specify alternative deadlines for notice in the event the annual meeting is advanced or delayed more than 30 days from the anniversary date of the prior year’s meeting, or if the election of Directors relates to a special shareholders meeting rather than an annual meeting. The notice of a shareholder’s intention to nominate a Director must include:

•	information regarding the shareholder making the nomination, including name, address, and number of shares of aQuantive common stock that are beneficially owned by the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which Directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a Director if elected.
      Director candidates may also be recommended to the nominating and corporate governance committee by the Chief Executive Officer and other Directors and executive officers. The committee will evaluate such nominees against the same criteria that it uses to evaluate nominees recommended by shareholders. Criteria used by the nominating and corporate governance committee to evaluate Director candidates include, without limitation, experience, judgment, industry knowledge, skills, diversity, and service on other boards. After considering the recommendations of the nominating and corporate governance committee, the independent members of the Board of Directors nominate candidates. The nominees included in this Proxy Statement are all currently serving as Directors of aQuantive.
Compensation of Directors
      Nonemployee Directors are compensated for their services through a combination of annual retainers, meeting fees, and stock option awards. During 2004 and the first quarter of 2005, nonemployee Directors were paid an annual cash retainer of $12,500, plus $1,000 for each Board or committee meeting attended (provided that if more than one meeting was held in a single day, only one $1,000 payment would be made for that particular day). Effective April 1, 2005, the annual retainer for nonemployee Directors was increased to $17,500. In addition, an annual retainer of $10,000 was established for the chair of the audit committee, and an annual retainer of $4,000 was established for the chair of the compensation committee and the chair of the nominating and corporate governance committee. The meeting fee for attendance at each board meeting is $1,500, except for telephonic meetings of less than 2 hours duration, in which case the meeting fee is $1,000. Committee meeting fees remain at $1,000, and will be paid for each meeting attended, unless it is incidental to a Board meeting. In addition, we reimburse our nonemployee Directors for reasonable expenses they incur in attending meetings of the Board of Directors and its committees.
      Our stock option grant program for nonemployee Directors provides for initial grants to new members of our board upon their first appointment or election, as well as for annual grants for continuing Directors. Under the current program, each nonemployee Director automatically receives a nonqualified stock option to purchase 25,000 shares of common stock upon initial election or appointment to the Board. One-third of this option vests on each of the first, second and third anniversaries of the grant date. In addition, under this program, during 2004 each nonemployee Director who continued to serve on the Board received an additional annual grant of an option to purchase 10,000 shares of common stock on the date of the annual shareholders meeting. The stock option program was amended on March 31, 2005 to increase the size of this annual grant form 10,000 to 15,000 shares. These options vest on the earlier of the first anniversary of the grant date, or the date of the annual meeting of shareholders in the year subsequent to the year of grant (provided that the meeting date is not more than 60 calendar days earlier than the date of the meeting at which the option was granted). The exercise price for all options granted under the program is the fair market value of the common stock on the grant date. Options granted prior to March 31, 2005 have a ten-year term, and those granted after that date have a seven-year term, except that options expire one year after a nonemployee Director ceases services as a Director for any reason.
      In accordance with this program, in fiscal year 2004, Ms. Srere, Ms. Studenmund and Mr. Stringham each received a nonqualified stock option grant to purchase 25,000 shares of common stock in connection with their election to the Board in May 2004 in the case of Ms. Srere and Ms. Studenmund, and in connection with his initial appointment to the Board in July 2004 in the case of Mr. Stringham. Each of Messrs. Fox, Hanauer, Neupert, Sansolo and Slade received an annual grant to purchase 10,000 shares of common stock in connection with the annual shareholders meeting in May 2004.
Code of Conduct and Code of Ethics
      We have adopted a Code of Conduct that applies to all directors, officers and employees, as well as a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, chief accounting officer, controller and persons performing similar functions. The Code of Conduct and the Code of Ethics are posted on the investor relations page of our Web site, www.aquantive.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of these Codes with respect to our Chief Executive Officer, Chief Financial Officer, chief accounting officer, controller and persons performing similar functions by posting such information on our Web site.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of March 28, certain information regarding the beneficial ownership of our common stock by:

•	each person known by aQuantive to beneficially own 5% or more of our common stock;

•	each director of aQuantive;

•	each executive officer of aQuantive for whom compensation information is given in the Summary Compensation Table in this proxy statement; and

•	all Directors and current executive officers of aQuantive as a group.

	Outstanding Shares of
	Common Stock
	Beneficially
Beneficial Owner	Owned(1)	Percent of Class

Mazama Capital Management Inc.	6,739,948	10.7%
One SW Columbia
Portland, OR 97258(2)
Perry Corp.	3,400,000	5.4%
599 Lexington Avenue
New York, NY 10022(2)
Nicolas J. Hanauer(3)	5,700,651	9.1%
1000 Second Ave., Suite 1200
Seattle, WA 98104
Richard P. Fox(4)	31,125	*
Brian P. McAndrews(5)	2,596,214	4.1%
Peter M. Neupert(6)	165,000	*
Jack Sansolo(7)	66,000	*
Michael B. Slade(8)	59,084	*
Linda J. Srere(6)	8,334	*
William E. (“Ned”) Stringham	—	—
Jaynie M. Studenmund(6)	8,334	*
Michael Galgon(9)	1,219,146	1.9%
Ona M. Karasa(6)	161,666	*
Clark M. Kokich(10)	367,044	*
Michael Vernon(11)	538,000	*
James A. Warner(12)	800,299	1.3%
All Directors and current executive officers as a group (16 persons)(13)	10,975,999	17.4%

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	As disclosed in Form 13G filings in February 2005. Mazama Capital Management, Inc. reports sole voting power for 3,689,088 shares of the total 6,739,948 shares held.

(3)	Includes 50,000 shares subject to options exercisable as of or within 60 days of March 28, 2005.

(4)	Includes 26,667 shares subject to options exercisable as of or within 60 days of March 28, 2005.

(5)	Includes 8,275 shares held by the Lauren E. McAndrews Trust of 1999, 8,275 shares held by the Kyle S. McAndrews Trust of 1999 and 2,371,106 shares subject to options exercisable as of or within 60 days of

March 28, 2005. Mr. McAndrews disclaims beneficial ownership of the shares held by the Lauren E. McAndrews Trust of 1999 and the Kyle S. McAndrews Trust of 1999.

(6)	Represents shares subject to options exercisable as of or within 60 days of March 28, 2005.

(7)	Includes 65,000 shares subject to options exercisable as of or within 60 days of March 28, 2005.

(8)	Includes 53,334 shares subject to options exercisable as of or within 60 days of March 28, 2005.

(9)	Includes 589,167 shares subject to options exercisable as of or within 60 days of March 28, 2005.

(10)	Includes 365,497 shares subject to options exercisable as of or within 60 days of March 28, 2005.

(11)	Includes 516,000 shares subject to options exercisable as of or within 60 days of March 28, 2005.

(12)	Includes 798,966 shares subject to options exercisable as of or within 60 days of March 28, 2005. Mr. Warner continues to serve as Executive Vice President of Avenue A | Razorfish, but is no longer designated as an executive officer of aQuantive.

(13)	Includes 4,433,438 shares subject to options exercisable as of or within 60 days of March 28, 2005.

EXECUTIVE OFFICERS
      The following persons are executive officers of aQuantive, and will serve in the capacities noted until their successors are duly appointed or until resignation or removal.

			Officer
Name	Age	Positions and Offices with aQuantive	Since

Brian P. McAndrews	46	Chief Executive Officer and President	1999
David Friedman	41	President, Avenue A | Razorfish Central	2004
Michael T. Galgon	37	Chief Strategy Officer	1998
Ona M. Karasa	45	President, Atlas	2002
Clark M. Kokich	53	President, Avenue A | Razorfish West	1999
Robert Lord	42	President, Avenue A | Razorfish East	2004
Linda A. Schoemaker	41	Senior Vice President, General Counsel and Corporate Secretary	2004
Michael Vernon	58	Chief Financial Officer	2000
      For a biographical summary of Mr. McAndrews, see “PROPOSAL 1: ELECTION OF DIRECTORS.”
      David Friedman was named President, Avenue A | Razorfish Central in July 2004. From January 2004 to July 2004, he was Executive Vice President of SBI.Razorfish’s Central Region. From September 2000 to December 2003, Mr. Friedman also served as Vice President, Client Services of SBI.Razorfish’s Consumer Products and Retail practice. From April 1999 to September 2000, Mr. Friedman served as Executive Vice President, Strategy Consulting for iXL. Prior to working for SBI.Razorfish, he was an associate partner for Andersen Consulting (now Accenture) in the Strategic Services practice from 1989 to April 1999. Mr. Friedman holds a BA from Cornell University and an MBA from the University of Chicago Graduate School of Business.
      Michael T. Galgon, a co-founder of aQuantive, has served as our Chief Strategy Officer since January 2000. From October 1999 to January 2000, he served as our Senior Vice President, Marketing and Business Development. From October 1998 to October 1999, he served as our President, and from October 1997 to October 1998, he served as our General Manager. From October 1995 to October 1997, Mr. Galgon attended the Harvard Business School. From October 1994 to October 1995, he served as a full-time volunteer with Volunteers In Service To America. From 1990 to 1994, Mr. Galgon served as an officer in the U.S. Navy. Mr. Galgon holds an MBA from the Harvard Business School and a BA degree from Duke University.
      Ona M. Karasa was named President, Atlas in March 2004, and served as Chief Operating Officer of Atlas from May 2003 to March 2004. From September 2002 to April 2003, she served as our Senior Vice President, Development and Product Services and Chief Technology Officer. From November 2001 to August 2002, Ms. Karasa served as executive vice president and general manager of MSNBC.com, an online news and entertainment company. From January 2001 to October 2001, she served as vice president of development and design of MSNBC.com. From February 1999 to January 2001, Ms. Karasa owned and operated Karasa Management Consulting. From June 1998 to February 1999, Ms. Karasa served as Vice President of Product Development for Clarus Corporation, a supply-chain software company, and from April 1996 to December 1997 she served as Vice President of Product Development at Atrieva, an Internet back-up software and service provider. She holds an MA from Bastyr University and a BA from Smith College.
      Clark M. Kokich was named President, Avenue A | Razorfish West in July 2004. From May 2001 until that time, he served as President of Avenue A. From October 2000 to May 2001, Mr. Kokich served as our President, Digital Marketing Solutions, Seattle. From January 2000 to October 2000, he served as our Senior Vice President, Diversified Services, and from July 1999 to January 2000 as our Vice President, General Manager, Growth Markets Division. From April 1996 to October 1998, Mr. Kokich served as President and Chief Executive Officer of Calla Bay, Inc., an apparel retailer. From January 1992 to April 1996, he served as the Director, Sales & Marketing for AT&T Wireless Services, a wireless telecommunications provider. Mr. Kokich holds a BS degree from the University of Oregon.

      Robert Lord was named President, Avenue A | Razorfish East in July 2004. From February 2003 to July 2004, he served as Executive Vice President of SBI.Razorfish’s East Region. From November 2000 to February 2003, Mr. Lord was Chief Operating Officer of SBI.Razorfish, which was acquired by SBI Group. From July 1995 to June 2000, he was the Chief Operating Officer and Executive Vice President of Prism Rehab Systems, a professional services firm in the healthcare sector. From May 1991 to June 1995, Mr. Lord was a partner consultant with Symmetrix, a strategic systems re-engineering consulting firm. He holds a B.S. in engineering from Syracuse University and an M.B.A. from the Harvard Business School.
      Linda A. Schoemaker has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2004. From December 2000 to February 2004, Ms. Schoemaker served as Senior Vice President and General Counsel of Advanced Digital Information Corporation (ADIC), a computer data storage solutions provider. Prior to joining ADIC, she was a partner in the law firm Perkins Coie LLP and a member of the firm’s Executive Committee. Her practice focused on corporate finance, including public offerings, mergers and acquisitions and venture capital. She joined Perkins Coie LLP in September 1989 and was admitted as a partner in January 1996. Ms. Schoemaker holds a JD degree from the University of Michigan and an AB from Harvard University.
      Michael Vernon has served as our Chief Financial Officer since September 2000. From August 1999 to September 2000, Mr. Vernon worked as a consultant. From August 1998 to August 1999, Mr. Vernon served as Chief Operating Officer of Park Plaza International, an international hotel chain and privately owned corporation. From August 1995 to February 1997, Mr. Vernon served as Chief Financial Officer of Red Lion Hotels, a national hotel chain. Mr. Vernon holds an MBA degree and a BS degree from Stanford University.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth certain compensation information for the years indicated for the Chief Executive Officer of aQuantive and the four next most highly compensated executive officers for the fiscal year ended December 31, 2004, as well as for James Warner, who continues to serve as Executive Vice President of Avenue A | Razorfish, but who is no longer designated as an executive officer of aQuantive.

				Long-Term
		Annual		Compensation
		Compensation		Awards

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Brian P. McAndrews	2004	333,060	407,999	100,000	520,641
Chief Executive Officer and President	2003	333,060	120,000	150,000	350,120
	2002	320,850	128,100	—	450,440

Michael Galgon	2004	220,067	154,047	30,000	23,087
Chief Strategy Officer	2003	220,067	44,013	60,000	19,090
	2002	212,625	53,000	—	162

Ona M. Karasa(2)	2004	250,000	202,500	80,000	3,430
President, Atlas	2003	232,300	76,659	20,000	3,180
	2002	101,506	45,000	300,000	52

Clark M. Kokich	2004	251,166	188,375	40,000	40,934
President, Avenue A | Razorfish West	2003	251,166	50,233	120,000	33,587
	2002	240,950	75,000	—	39,838

Michael Vernon	2004	236,926	132,679	30,000	3,774
Chief Financial Officer	2003	236,926	47,385	75,000	3,774
	2002	228,413	65,000	—	74

James A. Warner	2004	269,063	242,157	25,000	3,664
Executive Vice President,	2003	269,063	44,395	50,000	614
Avenue A | Razorfish East	2002	263,400	47,500	—	270

(1)	Amounts shown in “All Other Compensation” for fiscal year 2004 include loan forgiveness and related gross-up payments of $517,371, $37,270, and $19,675 for Messrs. McAndrews, Kokich, and Galgon, respectively. Please see “Certain Transactions.” Also includes payment of life insurance premiums of $270 for Mr. McAndrews, $414 for each of Messrs. Kokich and Warner, $774 for Mr. Vernon, $180 for Ms. Karasa and $162 for Mr. Galgon; and employer matching 401(k) contributions of $3,000 for Messrs. McAndrews and Vernon, and $3,250 for Messrs. Galgon, Kokich and Warner and Ms. Karasa.

(2)	Ms. Karasa joined aQuantive in September 2002.

Stock Option Grants in Fiscal 2004
      The following table sets forth information regarding options to purchase shares of common stock granted to the named executive officers during the year ended December 31, 2004 under our stock option plans.

					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price per	Expiration
Name	Granted(1)	Fiscal Year	Share	Date	5%	10%

Brian P. McAndrews	100,000	3.9	$8.34	3/22/2014	$524,498	$1,329,181
Michael Galgon	30,000	1.2	$8.34	3/22/2014	$157,349	$ 398,754
Ona M. Karasa	80,000	3.1	$8.34	3/22/2014	$419,598	$1,063,345
Clark M. Kokich	40,000	1.5	$8.34	3/22/2014	$209,799	$ 531,672
Michael Vernon	30,000	1.2	$8.34	3/22/2014	$157,349	$ 398,754
James A. Warner	25,000	1.0	$8.34	3/22/2014	$131,124	$ 332,295

(1)	All of these options vest in increments of 20% on March 22, 2005 and then 6.667% per quarter until fully vested at March 22, 2008. The per share exercise price represents the fair market value of our common stock on the date of grant.

(2)	The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by SEC rules and do not represent our estimate or projection of future prices of our common stock.
Option Exercises in Fiscal Year 2004 and Year-End Option Values
      The following table sets forth certain information regarding options exercised during the year ended December 31, 2004, and options held as of December 31, 2004 by the named executive officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at		Money Options at
	Shares	Value	December 31, 2004 (#)		December 31, 2004 ($)(2)
	Acquired on	Realized
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Brian P. McAndrews	119,211	978,374	2,297,772	283,334	$14,820,064	$1,318,338
Michael T. Galgon	—	—	563,500	97,667	4,050,783	481,199
Ona M. Karasa	45,000	332,250	123,000	232,000	777,040	1,008,160
Clark M. Kokich	125,000	843,900	318,163	175,334	2,175,763	950,398
Michael Vernon	150,000	1,192,789	573,332	131,668	3,136,923	723,577
James A. Warner	45,000	381,710	817,500	100,000	3,298,650	539,850

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the number of underlying shares of common stock.

(2)	Value is calculated based on the difference between the option exercise price and the fair market value of the common stock as of December 31, 2004, which was $8.94.

REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee has the overall responsibility for approving and evaluating aQuantive’s officer compensation plans, policies and programs that serve the long-term interests of the Company and its shareholders. The Committee develops executive compensation philosophy and establishes and annually reviews and approves policies regarding executive compensation programs and practices. The Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and determines the CEO’s compensation based on this evaluation. The Committee also reviews and approves annual compensation for the executive officers who report to the CEO.
      The Committee is composed entirely of nonemployee, outside directors who meet the independence requirements established by our Board of Directors and Nasdaq. From March 26, 2003 through June 24, 2004, the Committee consisted of Richard Fox, Peter Neupert and Michael Slade. Since that date, the Committee has consisted of Richard Fox, Peter Neupert and Linda Srere.
Compensation Philosophy
      aQuantive offers compensation packages designed to attract and retain outstanding employees, to encourage and reward the achievement of corporate goals and to align employee financial interests with long-term shareholder value. Our compensation philosophy is to offer a package including a competitive salary, a competitive bonus incentive based on individual and corporate achievement goals, and competitive benefits. Our compensation policy for executive officers is designed to promote continued performance and attainment of corporate and personal goals. Executive officers receive total compensation packages in line with their responsibilities and expertise.
      In the fall of 2003, the Committee retained an independent compensation consultant to assist it in its review of the key elements of executive compensation, including base salary, long-term cash incentives and equity incentives. The review of the Company’s executive compensation structure completed by the consultant indicated that while the base salaries being paid to aQuantive’s executive officers were generally within an expected range of competitive salaries, other elements of executive compensation were below competitive levels. The consultant used several broad comparison groups in his analysis based on his determination that they were relevant comparison groups based on industry, size of company and other factors. The comparison groups of companies used by the consultant included some but not all of the companies included in the RDG Internet Composite Index used in the performance comparison graph on page 17. In particular, the compensation consultant recommended a more structured annual cash bonus plan for executive officers that would provide them with more meaningful incentive rewards if established targets were met, and recommended that equity incentives in the form of stock option grants continue to be included as an element of executive compensation.
Base Salary
      The Committee establishes base salaries for executive officers with reference to the executive’s contribution to company performance, level of responsibility, experience, breadth of knowledge and, where applicable the executive’s employment agreement described elsewhere in this proxy statement. In 2004, consistent with the findings of the compensation consultant that executive officer base salaries were generally within an expected range of competitive salaries, and consistent with the recommendation of the Company’s CEO, the Committee determined to leave unchanged the base salary of the Company’s CEO and most of the other executive officers.
Cash Incentive Bonus
      For 2004, the Committee adopted a new bonus program for the Company’s CEO and his executive officer direct reports. This new program was established to meet the objective of the Committee to include a larger component of executive compensation as at-risk incentive pay, and was consistent with recommendations made by the compensation consultant. Under the 2004 program, the aggregate pool that became available for bonuses was determined based on the Company’s performance with respect to 2004 operating income targets that were established early in the year and were based on the Company’s approved budget. Each executive officer was eligible for a bonus based on a percentage of base salary that the Committee had individually set for that executive officer. These target bonus percentages in 2004 ranged from 40% to 70% of base salary. Depending on the extent to which the operating income target was met or exceeded, the actual bonus awards could range from 0% to 300% of the target.
      After the end of the Company’s 2004 fiscal year, the Committee reviewed the Company’s achievement of the financial target that had been established, as well as the individual performance of the CEO and each of his executive officer direct reports. Based on this review, the Committee approved bonus payments under the plan ranging from 140% to 200% of the individual bonus targets. The Committee approved a bonus of approximately $408,000 for Mr. McAndrews, which was equal to 175% of his bonus target.
Stock-Based Compensation
      aQuantive seeks to align the long-term interests of its executive officers with those of its shareholders. As a result, each executive officer receives a significant stock option grant when he or she joins aQuantive or is promoted to an executive officer position. Grant sizes are determined based on various subjective factors primarily relating to the responsibilities of the individual officers, their anticipated contributions to aQuantive’s success and prior option grants. In addition, the Committee will periodically grant additional stock options to executive officers based on their responsibilities, performance and contributions during the preceding year, prior option grants and the need to retain such executives. During 2004 the Committee approved a stock option award for each of the Company’s executive officers, including the Company’s CEO, as described in the table above captioned “Stock Option Grants in Fiscal 2004.” All options granted by the Committee have an exercise price equal to the fair market value of aQuantive’s common stock on the dates of grant.
      In March 2005, the Committee approved special retention option grants to three executive officers of the Company. An option to purchase 500,000 shares was awarded to Mr. McAndrews, and an option to purchase 350,000 shares was awarded to each of Mr. Kokich and Mr. Galgon. These options were granted based on the significant ongoing contributions that each of these individuals is expected to make to aQuantive in the future, and in recognition that the large majority of stock options previously granted to these individuals, each of whom has been employed by the Company for more than five years, are already fully vested. These options have a ten-year term and vest over a period of six years, with the vesting significantly weighted to the later years in order to enhance the retention value of the options. The Committee also authorized an agreement that Mr. McAndrews will be granted, subject to future Committee action, an option to purchase a minimum of an additional 200,000 shares in January 2006, which will vest in the same percentages and on the same dates as the 500,000 share option grant described above, and will be granted at the then current fair market value of aQuantive’s common stock on the date of grant. Absent significant changes in factors the Committee may deem to be relevant to its considerations, the Committee does not intend to award any other additional option grants to the recipients of the special retention option grants for the next several years.
Personal Benefits
      We seek to maintain an egalitarian culture in our facilities and operations. Officers are not entitled to operate under different standards than our other employees. We do not provide officers with reserved parking spaces or separate dining or other facilities, nor do we have programs for providing personal-benefit perquisites to officers, such as automobiles, permanent lodging or defraying the cost of personal entertainment or family travel. Our health care and other insurance programs are the same for all eligible employees, including officers. We expect our officers to be role models under our Code of Conduct, which is applicable to all employees, and officers are not entitled to operate under lesser standards.
Policy Regarding Section 162(m) of the Internal Revenue Code
      aQuantive is subject to Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation payments in excess of $1 million to each of our Chief Executive Officer and the four other most highly compensated executive officers that are employed by the company at year end. The Committee believes that it is generally in the Company’s best interests to comply with Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of executive compensation, including equity incentive awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Compensation Committee

Peter M. Neupert, Chair
Richard P. Fox
Linda J. Srere

PERFORMANCE GRAPH
      The graph below compares the cumulative total shareholder return on our common stock with the cumulative total shareholder return of The Nasdaq Stock Market (U.S. Companies) Index, the RDG Internet Composite Index and an Old Peer Group. The graph assumes $100 was invested at the close of trading on February 29, 2000, the date of our initial public offering, in our common stock, the Nasdaq (U.S. Companies) Index, the RDG Internet Composite Index and in the Old Peer Group, and assumes reinvestment of dividends, if any.
      In 2004 we significantly broadened our service offerings in each of our business segments and we therefore now have a broader set of competitors in different areas of our business. Accordingly, we now believe it is more relevant to compare our total return against an index rather than the defined peer group that we have used in the past. The Old Peer Group consists of Digital Impact, Inc., DoubleClick, Inc., and 24/7 Real Media, Inc., Digitas Inc., Modem Media, Inc., and ValueClick, Inc. The stocks of each company in the Old Peer Group are quoted on The Nasdaq National Market and the returns of each company in the Old Peer Group are weighted based on the market capitalizations of such companies.
COMPARISON OF 58 MONTH CUMULATIVE TOTAL RETURN AMONG
AQUANTIVE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE RDG INTERNET COMPOSITE INDEX AND AN OLD PEER GROUP

CERTAIN TRANSACTIONS
      On October 8, 1999, aQuantive loaned $676,000 to Brian P. McAndrews, our Chief Executive Officer and President and one of our directors, pursuant to a promissory note in connection with the purchase of shares of common stock and the exercise of stock options by Mr. McAndrews. The loan bore interest at a rate equal to the greater of (1) the applicable federal rate for a demand note as of October 8, 1999 and as redetermined each year on the anniversary date of the note and (2) the lowest rate necessary to avoid the imputation of interest under the Internal Revenue Code. The maximum aggregate principal amount outstanding under the loan in fiscal year 2003 was $225,334. In July 2001, the promissory note was amended to provide that specified portions of the principal balance outstanding on January 1 of 2002, 2003 and 2004 and all accrued interest as of such dates would be forgiven on such dates if Mr. McAndrews continued to be employed by aQuantive as of the applicable date. The amendment also provided that aQuantive would provide Mr. McAndrews with the amounts of federal income tax owed, on a “grossed up” basis, with respect to amounts forgiven. Accordingly, the remaining balance of the principal outstanding on the promissory note and accrued interest were forgiven on January 1, 2004. Additionally, in 2004 an adjustment was made to the calculation of federal income tax owed related to the forgiveness that occurred in 2002, 2003, and 2004, the amount which is reflected as Other Compensation for 2004 in the Summary Compensation Table under the heading “Executive Compensation.” This note is no longer outstanding.
      On October 8, 1999, aQuantive loaned $29,013 to Michael T. Galgon, our Chief Strategy Officer, pursuant to a promissory note in connection with the purchase of shares of common stock and the exercise of stock options. The original terms of the note, its amendment in July 2001 and subsequent forgiveness were the same as described above with respect to the loan made to Mr. McAndrews. In addition, on October 27, 2000, aQuantive loaned $408,703 to Mr. Galgon, which loan was secured by a pledge of 750,000 shares of aQuantive common stock. The loan bore interest at a rate of 9% per year with interest and principal due upon maturity. The loan matured on October 26, 2002. Mr. Galgon paid all remaining principal and interest due under this loan in June 2002.
      Dr. Jack Sansolo, a member of our Board of Directors, also served as a member of our Advisory Board from May 2002 through May 2004. In each of May 2002 and May 2003, Dr. Sansolo received $20,000 and a grant of a nonqualified stock option to purchase 10,000 shares of common stock for his services as a member of our Advisory Board. The exercise price of the options, which were fully vested upon grant, was equal to the fair market value of our common stock on the dates of grant.
EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL ARRANGEMENTS
      McAndrews Employment Agreement. On January 20, 2000, Brian P. McAndrews and aQuantive entered into an employment agreement pursuant to which Mr. McAndrews serves as Chief Executive Officer of aQuantive. Under that agreement, Mr. McAndrews must receive an annual salary of at least $300,000. Also pursuant to the agreement, Mr. McAndrews received an initial option grant to purchase 1,845,000 shares of common stock, which options are now fully vested. Either aQuantive or Mr. McAndrews may terminate the agreement at any time. If Mr. McAndrews is terminated without cause, or if he terminates his employment for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary and acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). If Mr. McAndrews is terminated for cause or if he voluntarily terminates his employment without “good reason,” he is entitled to a severance package equal to three months’ base salary. If Mr. McAndrews is terminated by a successor corporation to aQuantive within one year of a change of control, he is entitled to a severance package consisting of 12 months’ base salary and full acceleration of any unvested stock option. Upon a change of control, 50% of Mr. McAndrews’ unvested stock options immediately vest. Pursuant to the terms of the agreement, Mr. McAndrews is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of aQuantive.
      Galgon Employment Agreement. Michael Galgon, Chief Strategy Officer, entered into an employment agreement with aQuantive on June 21, 2000. Pursuant to the terms of the agreement, either aQuantive or

Mr. Galgon may terminate the agreement at any time upon no less than 30 days notice. If Mr. Galgon is terminated without cause or if he terminates his employment for “good reason” he is entitled to a severance package consisting of 12 months’ base salary. If aQuantive terminates without cause, Mr. Galgon shall also be entitled to acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). Pursuant to the terms of the employment agreement, Mr. Galgon is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of aQuantive.
      Karasa Employment Agreement. Ona Karasa, President, Atlas, a wholly owned subsidiary of aQuantive, entered into an employment agreement with Atlas on September 9, 2002. Pursuant to the agreement, Ms. Karasa must receive an annual salary of at least $230,000. Also pursuant to the agreement, Ms. Karasa received a signing bonus of $30,000. Employment may be terminated with or without cause by either party. If termination is by Atlas, 30 days notice must be given. If aQuantive winds up or sells all or substantially all of Atlas’ assets, and the purchaser terminates Ms. Karasa without cause, she will be entitled to termination payments equal to 3 months’ base salary plus an additional 3 months’ base salary for each year worked under this agreement, up to a maximum of 9 months’ base salary. Pursuant to the terms of the employment agreement, Ms. Karasa is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of Atlas and aQuantive, which shall survive termination of her employment.
      Warner Employment Agreement. James A. Warner, Executive Vice President, Avenue A | Razorfish, a wholly owned subsidiary of aQuantive, entered into an employment agreement with aQuantive on January 18, 2000. Under that agreement, Mr. Warner must receive an annual salary of at least $250,000. Also pursuant to the agreement, Mr. Warner received an initial option grant to purchase 300,000 shares of aQuantive common stock, which options are now fully vested. Either aQuantive or Mr. Warner may terminate the agreement at any time. If Mr. Warner is terminated without cause or if he terminates his employment for “good reason” he is entitled to a severance package consisting of 12 months’ base salary and is entitled to acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). Upon a change of control, a portion of Mr. Warner’s unvested stock options equal to the portion that would vest during the one-year period immediately after the date of the change of control will automatically vest. Pursuant to the terms of the employment agreement, Mr. Warner is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of aQuantive.
      Vernon Employment Agreement. Michael Vernon entered into an employment agreement with aQuantive on September 27, 2000, pursuant to which Mr. Vernon serves as Chief Financial Officer of aQuantive. Under that agreement, Mr. Vernon receives an annual salary of at least $225,000. Also pursuant to the agreement, Mr. Vernon received an initial option grant to purchase 300,000 shares of aQuantive common stock, which options are now fully vested. Either aQuantive or Mr. Vernon may terminate the agreement at any time. If Mr. Vernon is terminated by a successor corporation without cause, or if he terminates his employment for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary. If Mr. Vernon terminates his employment with a successor corporation for any other reason, he is entitled to any unpaid annual base salary. If the agreement terminates due to Mr. Vernon’s death or total disability, he or his estate is entitled to any unpaid annual base salary. Pursuant to the terms of the employment agreement, Mr. Vernon is also subject to a confidentiality, inventions assignment, non-competition and non-solicitation agreement in favor of aQuantive.
      Change of Control Provisions Under the 1998, 1999 and 2000 Stock Incentive Compensation Plans. Unless individual agreements provide otherwise, if a corporate transaction specified in the applicable plan, such as a merger or sale of aQuantive or a sale of all or substantially all of aQuantive’s securities or assets (other than a transfer to a majority-owned subsidiary), occurs, each outstanding option under the applicable plan will accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. Any option held by an executive officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the officer’s employment or services are terminated by the successor corporation without cause or by the officer for good reason within two years after the corporate transaction.
      Change of Control Provisions Under the 1999 Employee Stock Purchase Plan. In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of aQuantive’s securities or assets (other than a transfer to a majority-owned subsidiary), each outstanding option under the 1999 employee stock purchase plan will be assumed or an equivalent option substituted by the successor corporation; provided, however, that if the successor corporation refuses to assume or substitute the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of aQuantive’s proposed liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed event.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the officers, Directors and persons who own more than 10% of a registered class of equity securities of aQuantive to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish aQuantive with copies of all Section 16(a) forms they file.
      Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 2004 all filing requirements mandated by Section 16(a) applicable to our officers, Directors and greater-than-10% beneficial owners were complied with by such persons except that one Form 4 was not timely filed for Brian McAndrews for the June 29, 2004 sale of stock by the Trustee for both the Lauren E. McAndrews Trust of 1999 and the Kyle S. McAndrews Trust of 1999. Mr. McAndrews does not have investment control over these trusts. A Form 4 for this sale was filed with the SEC on August 26, 2004.

REPORT BY THE AUDIT COMMITTEE
      The Board of Directors has determined that each member of the audit committee is independent under applicable SEC and Nasdaq rules, and has further determined that Richard P. Fox is an “audit committee financial expert” under applicable SEC rules. The audit committee has reviewed and discussed with aQuantive’s management the audited financial statements for fiscal year 2004, the Company’s evaluation of the effectiveness its internal controls as of December 31, 2004 and the related opinions by the Company’s independent registered public accounting firm. In addition, the audit committee has discussed with aQuantive’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented). The audit committee also has received the written disclosures and the letter from aQuantive’s independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (as modified or supplemented) and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the review and discussions referenced above, the audit committee recommended to aQuantive’s Board of Directors that the audited financial statements for fiscal year 2004 be included in aQuantive’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee

Richard P. Fox, Chair
Nicolas J. Hanauer
Jaynie M. Studenmund
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The audit committee has selected KPMG LLP to act as independent registered public accounting firm of aQuantive for fiscal year 2005. The Board reserves the right to change the independent registered public accounting firm of aQuantive at any time before or after the Annual Meeting if it determines that to do so would be in the best interests of aQuantive. A representative of KPMG LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.
      The fees billed for professional services rendered by KMPG LLP for the fiscal years 2004 and 2003 were as follows:

	2004	2003

Audit Fees	$ 894,400	$168,377
Audit-Related Fees	$ 281,500	$107,175
Tax Fees	$ 129,561	$173,624
All Other Fees	$ 19,696	$ 7,108

Total	$1,325,157	$456,284

      The services rendered by KPMG LLP in connection with the fees presented in the table above were as follows:

Audit Fees
      Audit fees relate to the services rendered in connection with the audit of the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003, quarterly reviews of financial statements included in the Company’s Forms 10-Q during 2004 and 2003, and the audit of internal control over financial reporting as of December 31, 2004.

Audit-Related Fees
      Audit-related fees relate primarily to the services rendered in connection with other SEC filings including the Registration Statement on Form S-1 relating to our 2.25% Convertible Notes, the Offering Circular for the Notes, and audit-related consultation on accounting standards or transactions.

Tax Fees
      Tax fees relate primarily to tax compliance and state and international tax services.

All Other Fees
      All other fees relate to privacy consulting services.
      We are required to obtain pre-approval by our audit committee for all audit and permitted non-audit services performed by our independent auditors. In accordance with this requirement, during fiscal 2004, 100% of all audit, audit-related, tax and other services performed by KPMG LLP were approved in advance by the audit committee. The audit committee has delegated the authority to pre-approve audit and permitted non-audit services to the committee Chairman, Richard P. Fox. Any pre-approved decisions are presented to the full audit committee at the next scheduled meeting.
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the 2006 Annual Meeting of aQuantive must give notice of the proposal to aQuantive no later than December 16, 2005 for it to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. In addition, shareholders that intend to present a proposal that will not be included in the Proxy Statement and form of Proxy must give notice of the proposal to aQuantive not earlier than February 4, 2006 and not later than March 1, 2006. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by aQuantive for the 2006 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is received after February 28, 2006. Furthermore, receipt by aQuantive of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2006 Annual Meeting because there are other relevant requirements in the SEC’s proxy rules.
OTHER MATTERS
      As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.
      Copies of the aQuantive 2005 Annual Report to Shareholders, which includes aQuantive’s Annual Report on Form 10-K, are being mailed to shareholders, together with this Proxy Statement, form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of aQuantive, 821 Second Avenue, Suite 1800, Seattle, Washington 98104.

PROXY

AQUANTIVE, INC.

This Proxy is solicited by the Board of Directors for the

Annual Meeting of Shareholders May 25, 2005

The undersigned hereby appoint(s) Michael Vernon and Linda Schoemaker and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of aQuantive, Inc. held of record by the undersigned on March 28, 2005 at the Annual Meeting of Shareholders of the Company to be held at the Renaissance Madison Hotel, 515 Madison Street, Seattle, Washington 98104, at 9:00 a.m. on Wednesday, May, 25, 2005, or any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

IMPORTANT — PLEASE DATE AND SIGN ON THE OTHER SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL.	Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
ITEM 1.	ELECTION OF DIRECTORS Nominees:	☐	☐

01 Nicolas J. Hanauer
02 Brian P. McAndrews
03 Jack Sansolo

INSTRUCTION: To withhold authority for any individual nominee, print that nominee’s name in the following space:

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ Detach here from proxy voting card. ▲